Exhibit 99.1

SnipSnap Embeds Mobiquity Technologies’ SDK to Increase App Usage and Deliver Relevant Real-Time Location Based Offers to their 4 Million Users Across Mobiquity Technologies National Mobile Ad Network

GARDEN CITY, N.Y., Sept. 09, 2014 – Mobiquity Technologies, Inc. (OTCQB: MOBQ) ("Mobiquity" or "the Company"), which has created a leading national location-based mobile advertising network, reached agreement with mobile app SnipSnap to enable distribution of localized offers to approximately four million SnipSnap app users when they are shopping in a Mobiquity Networks mall.

Mobiquity Technologies has the largest shopping mall-based beacon advertising network in the country. It includes 100 of the premier U.S shopping malls and will grow to more than 240 in the coming months. The network presently covers nearly 3,000 unique retailers with over 15,000 storefronts.

SnipSnap, which puts mobile coupons on the phones and in the hands of consumers, has installed Mobiquity Networks’ BLE Beacon SDK in its mobile app to gain access to the network’s exclusive indoor location-based signals.

Through the integration of Mobiquity Networks’ SDK into the mobile app of a retailer, brand or demographically relevant partner, companies can initiate a rich in-app experience, contextual promotion or delivery of a proximity-based special from the mobile app the instant a shopper walks by one of the network’s beacons-- from as close as one-foot up to 300 feet away, depending on preference.

Campaigns run via SnipSnap and Mobiquity Networks will be triggered by beacons in mall common areas, resulting in increased engagement with the SnipSnap app.

SnipSnap allows consumers to redeem mobile coupons and also get expiration-date notifications and in-store reminders.

“The company is choosing mobile app partners like SnipSnap based on relevance to the mall in which consumer engagements will occur in order to maintain the best shopper quality of experience,” said Michael Trepeta Co-CEO of Mobiquity Technologies. “Through access to Mobiquity Networks, apps like SnipSnap, as well as retailers and brands they serve, have an unmatched and enviable ability to be in front of millions of shoppers as they are making their purchasing decisions.”

“This relationship with Mobiquity Networks extends our ability to provide offers and value to our customers at precisely the time when they can act on the deals that they receive,” said SnipSnap CEO Ted Mann.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB:  MOBQ) ("Mobiquity"), a leading national location based mobile advertising network, has developed one of the largest consumer-focused proximity networks in the world.  Mobiquity's integrated suite of leading-edge location based mobile advertising technologies allows our clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue. Mobiquity Technologies will continue to attempt to expand its location-based mobile advertising solutions to create "smart malls" in retail destinations across the U.S. using Bluetooth-enabled iBeacon technology.  Please visit the Company's corporate website at: www.mobiquitynetworks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact:

For media inquiries:
Mobiquity Technologies
Jim Meckley

(516) 256-7766 x222